Prospectus Supplement No. 2 (To Prospectus dated August 22, 2006)	Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(7) Registration Number 333-136819
$143,750,000
QUANTA SERVICES, INC.
3.75% Convertible Subordinated Notes Due 2026
and the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by selling security holders of our 3.75% Convertible Subordinated Notes Due 2026 and the shares of our common stock issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the original prospectus dated August 22, 2006 and Supplement No. 1 to such prospectus dated August 31, 2006. The terms of the notes are set forth in the original prospectus.
Investing in these securities involves risks. See “Risk Factors” beginning on page 10 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of common stock issuable upon conversion of the notes or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 14, 2006.

SELLING SECURITY HOLDERS
     The information in the table appearing under the heading “Selling Security Holders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below. This information was furnished to us by the selling security holders listed below on or before September 13, 2006.
     Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

	Principal		Shares of		Shares of
	Amount of		Common		Common
	Notes		Stock	Shares of	Stock	Percentage
	Beneficially	Percentage	Beneficially	Common	Beneficially	of Common
	Owned and	of Notes	Owned Prior	Stock	Owned After	Stock
Name	Offered	Outstanding	to Offering	Offered	Offering	Outstanding

RMF Umbrella SICAV(1)	$500,000	*	22,312	22,312	—	—

*	Less than one percent
     (1)      The RMF Umbrella SICAV is a self contained open ended investment fund founded under Luxembourg law. It has no management company or a single controlling shareholder. The fund issues shares of equal value and equal voting power and is controlled by all its shareholders. Its board of directors is responsible for all investment decisions, for which trading decisions have been delegated to the advisor RMF Investment Management.